As filed with the Securities and Exchange Commission on May 25, 2012

Registration No. 333-37859

Registration No. 333-75629

Registration No. 333-39036

Registration No. 333-91960

Registration No. 333-116243

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT (NO. 333-37859)

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT (NO. 333-75629)

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT (NO. 333-39036)

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT (NO. 333-91960)

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT (NO. 333-116243)

UNDER THE SECURITIES ACT OF 1933

MERITAGE HOMES CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	86-0611231
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

17851 North 85th Street, Suite 300, Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

MERITAGE HOMES CORPORATION STOCK OPTION PLAN

(Full title of the plan)

Larry W. Seay	Copies to:
Executive Vice President and Chief Financial Officer 17851 North 85th Street Suite 300 Scottsdale, Arizona 85255 480-515-8100	Jeffrey E. Beck Snell & Wilmer L.L.P. One Arizona Center 400 East Van Buren Phoenix, Arizona 85004 (602) 382-6000
(Name, address and telephone number (including area code) of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT

Meritage Homes Corporation, a Maryland corporation (the “Registrant”), is filing these Post-Effective Amendments to deregister certain securities originally registered pursuant to the following Registration Statements:

•

Registration Statement on Form S-8 filed on October 14, 1997 (No. 333-37859), pursuant to which the Registrant registered 900,000 shares of Common Stock, par value $0.01 (“Common Stock”), for issuance under the Meritage Homes Corporation Stock Option Plan (the “Former Plan”) (as adjusted to reflect an increase resulting from two 2-for-1 stock splits);

•

Registration Statement on Form S-8 filed on April 2, 1999 (No. 333-75629), pursuant to which the Registrant registered 1,000,000 shares of Common Stock for issuance under the Former Plan (as adjusted to reflect an increase resulting from two 2-for-1 stock splits);

•

Registration Statement on Form S-8 filed on June 12, 2000 (No. 333-39036), pursuant to which the Registrant registered 1,200,000 shares of Common Stock for issuance under the Former Plan (as adjusted to reflect an increase resulting from two 2-for-1 stock splits);

•

Registration Statement on Form S-8 filed on July 3, 2002 (No. 333-91960), pursuant to which the Registrant registered 1,200,000 shares of Common Stock for issuance under the Former Plan (as adjusted to reflect an increase resulting from a 2-for-1 stock split); and

•

Registration Statement on Form S-8 filed on June 7, 2004 (No. 333-116243), pursuant to which the Registrant registered 1,600,000 shares of Common Stock for issuance under the Former Plan (as adjusted to reflect an increase resulting from a 2-for-1 stock split).

A total of 5,900,000 shares of Common Stock (after giving effect to the Registrant’s two 2-for-1 stock splits effected in April 2002 and January 2005, respectively) were registered for issuance under the Former Plan. A total of 4,036,168 shares of Common Stock were actually issued pursuant to awards granted under the Former Plan, leaving 1,863,832 shares of Common Stock (the “Carried Forward Shares”) available but not actually issued. Pursuant to the terms of the Former Plan and the Meritage Homes Corporation 2006 Stock Incentive Plan (the “Successor Plan”), the Carried Forward Shares were transferred to the Successor Plan and became available for issuance thereunder.

On June 1, 2006, the Registrant filed a Registration Statement on Form S-8 (No. 333-134637) to register 501,350 of the Carried Forward Shares, as well as 700,000 new shares of Common Stock, for issuance under the Successor Plan. The remaining 1,362,482 Carried Forward Shares are hereby deregistered. Concurrently with the filing of these Post-Effective Amendments to the above-listed Registration Statements, the Registrant is filing a Registration Statement on Form S-8 to register 2,562,482 additional shares of Common Stock for offer or sale pursuant to the Successor Plan, including the 1,362,482 Carried Forward Shares that have not yet been registered for issuance thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 25th day of May, 2012.

MERITAGE HOMES CORPORATION

By:	/s/ Larry W. Seay
Larry W. Seay
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven J. Hilton and Larry W. Seay, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
By:	/s/ Steven J. Hilton	Chairman, Chief Executive Officer and Director	May 25, 2012
	Steven J. Hilton	(Principal Executive Officer)

By:	/s/ Larry W. Seay	Executive Vice President and Chief Financial Officer	May 25, 2012
	Larry W. Seay	(Principal Financial Officer)

By:	/s/ Hilla Sferruzza	Vice President, Corporate Controller and Chief	May 25, 2012
	Hilla Sferruzza	Accounting Officer (Principal Accounting Officer)

By:	/s/ Peter L. Ax	Director	May 25, 2012
Peter L. Ax

By:	/s/ Raymond Oppel	Director	May 25, 2012
Raymond Oppel

By:	/s/ Robert G. Sarver	Director	May 25, 2012
Robert G. Sarver

By:		Director	May 25, 2012
Richard T. Burke, Sr.

By:	/s/ Gerald W. Haddock	Director	May 25, 2012
Gerald W. Haddock

By:	/s/ Dana Bradford	Director	May 25, 2012
Dana Bradford

By:	/s/ Michael R. Odell	Director	May 25, 2012
Michael R. Odell